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                                                                    EXHIBIT 99.1

                      BROCADE TO ACQUIRE RHAPSODY NETWORKS

Storage Networking Leader to Deliver Industry's First Open, Intelligent Platform for Fabric Applications

      SAN JOSE, Calif., November 5, 2002 -- Brocade Communications Systems, Inc. (Brocade(R)) (Nasdaq: BRCD), the world's leading provider of infrastructure solutions for Storage Area Networks (SANs), announced today an agreement to acquire Rhapsody Networks, a privately-held provider of next-generation intelligent switching platforms. Through the acquisition, Brocade will extend its leadership position in the storage networking market to deliver the industry's first open, intelligent platform for fabric applications. By extending its intelligent platform, Brocade will help OEMs, application partners, and SAN customers unlock the next level of intelligence in the SAN fabric and further simplify the management of heterogeneous storage environments.

    "We are pleased to announce the acquisition of Rhapsody Networks. The powerful combination of Rhapsody's advanced technology and talented engineering team, coupled with Brocade's market leadership, installed base, experience, and partner ecosystem will further solidify Brocade's position as the reference platform of choice and accelerate the next phase of the SAN market's evolution," said Greg Reyes, Brocade Chairman and CEO.

    As the result of this acquisition, Brocade expects to deliver to market a new class of intelligent fabric application switches, which will be fully interoperable with the Brocade SilkWorm(R) family of Fibre Channel fabric switches. Brocade will work with leading OEM and application partners to enable next-generation fabric applications, including fabric-based volume management, fabric-based data replication, and fabric-based data management. These new fabric applications will significantly extend the functionality, simplify management, and reduce the operational cost and complexity of managing and administering existing storage environments. By simply adding a new fabric application switch to an existing Brocade fabric, SAN customers will multiply the benefit of their investment in Brocade infrastructure. The Rhapsody intelligent fabric application development platform is available today to OEM partners. Brocade estimates that the first fabric applications based on these platfoms will be available from specific OEM partners by the end of calendar year 2003.

    The Rhapsody architecture is highly complementary to Brocade fabric switches. In addition to hosting fabric applications directly, it supports multiple protocols -- including Fibre Channel and IP -- and is accessed through an open API. The API will be integrated with the Brocade Fabric Access API to deliver a complete solution for the development of storage and data management applications.

    Continued Reyes, "Through this open, intelligent platform for fabric applications, SAN customers will be able to centralize data management by integrating fabric applications into their existing environments, while protecting their investment in Brocade SAN infrastructure. The intelligent platform will provide our OEM and application partners with an increased market opportunity for new revenue from innovative fabric-based applications."


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    Conference Call Information

    Brocade will host a conference call today, Tuesday, November 5 at 2:30 p.m. Pacific Time to discuss the acquisition. To participate in this conference call, please call 877-407-2753 or 706-634-7602, passcode "Brocade." A simultaneous webcast of the conference call will be available at http://www.brocade.com/investors. An archive of the conference call will be available through November 12 at 800-642-1687 or 706-645-9291, passcode 6503726.

    Brocade will report final financial results for its fourth quarter and fiscal year 2002 on Thursday, November 21, 2002 after the close of market.

    Acquisition Details

    Under the terms of the acquisition agreement, Brocade will acquire all outstanding shares of Rhapsody in exchange for 23.4 million shares of Brocade common stock. This represents approximately 10 percent of outstanding common stock as of November 5, 2002. Final purchase price will not be determined until the closing date-which we expect to be in January 2003. Based on the closing price of Brocade stock as of November 4, 2002, the deal will be valued at approximately $175 million.

    Development platforms from Rhapsody are shipping today to OEM partners. Brocade estimates availability of fabric applications based on these platforms by second half of fiscal 2003 from specific OEM partners. Based on this timing, we would expect revenue associated with the Rhapsody transaction to begin in late fiscal 2003, with anticipated acceleration of revenues in fiscal 2004.

    Assuming that this transaction is completed by January of 2003, Brocade expects the transaction to be dilutive to fiscal 2003 earnings per share by $0.09; or $0.03 per quarter. This excludes one-time charges associated with the acquisition and the amortization of intangibles and deferred stock compensation costs. We expect the increase in ongoing operating expenses resulting from this transaction to be approximately $6 to $7 million per quarter. We estimate that the transaction will become accretive, on a pro forma basis, in the third or fourth quarter of fiscal 2004.

    The Boards of Directors of Brocade and Rhapsody have unanimously approved the transaction. Subject to regulatory approvals and customary closing conditions, Brocade expects the transaction to close in January 2003.

    About Brocade Communications Systems, Inc.

    Brocade offers the industry's leading intelligent platform for networking storage. The world's leading systems, applications, and storage vendors have selected Brocade to provide a networking foundation for their SAN solutions. The Brocade SilkWorm(R) family of fabric switches and software is designed to optimize data availability and storage and server resources in the enterprise.

Using Brocade solutions, companies can simplify the implementation of storage area networks, reduce the total cost of ownership of data storage environments, and improve network and



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application efficiency. For more information, visit the Brocade website at
http://www.brocade.com or contact the company at info@brocade.com.

    Forward-Looking Safe Harbor Statement

    This news release contains forward-looking statements that involve risks, uncertainties and assumptions. You can identify these and other forward-looking statements by the use of words such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "intend," "potential," "continue," or the negative of such terms, or other comparable terminology. Forward-looking statements also include the assumptions underlying or relating to any of the foregoing statements. For example, statements of expected synergies, product introductions and features, dilution or accretion, amount and timing of future revenues and expenses, timing of closing, industry and market ranking, execution of integration plans and management and organizational structure are all forward-looking statements.

    Risks, uncertainties and assumptions include the possibility that the market for the sale of certain products may not develop as expected; that development of these products may not proceed as planned; that the transaction does not close; or that prior to the closing of the proposed merger, the businesses of the companies suffer due to uncertainty; that the parties are unable to successfully execute their integration strategies or achieve planned synergies; as well as the other risks that are described from time to time in Brocade's SEC reports (including but not limited to the annual report on Form 10-K for the year ended October 27, 2001, and subsequently filed reports). If any of these risks or uncertainties materializes or any of these assumptions proves incorrect, Brocade's results could differ materially from the expectations expressed in these statements. Brocade assumes no obligation and do not intend to update these forward-looking statements.

    NOTE: Brocade, the B weave logo and SilkWorm are registered trademarks of Brocade Communications Systems, Inc. or its subsidiaries in the United States or in other countries. All other brands, products, or service names are or may be trademarks or service marks of, and are used to identify, products or services of their respective owners. All products, plans, and dates are subject to change without notice.

Web site: http://www.brocade.com

CONTACT: press, Fenella Tigner, +1-408-392-6843, or ftigner@brocade.com, or investors, Shirley Stacy, +1-408-392-5752, or sstacy@brocade.com, both of Brocade Communications Systems, Inc.; or Jodi Baumann of Benjamin | Weber Shandwick, +1-415-352-2628, ext. 137, or jbaumann@webershandwick.com, for Brocade Communications Systems, Inc.



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